SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Aluminum Company of America
             (Name of Registrant as Specified in Its Charter)

                           Denis A. Demblowski
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j(2).
/ / $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          1)   Title of each class of securities to which transaction applies:

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          2)   Aggregate number of securities to which transaction applies:

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          3)   Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11:(1)

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          4)   Proposed maximum aggregate value of transaction:

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[FN]
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of this filing.
        1)   Amount Previously Paid:

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        2)   Form, Schedule or Registration Statement No.:

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        3)   Filing Party:

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        4)   Date Filed:

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                       Aluminum Company of America
                    425 Sixth Avenue, Alcoa Building
                  Pittsburgh, Pennsylvania  15219-1850


1994 Notice of Annual Meeting and
Proxy Statement

To Alcoa Shareholders:

  It is my privilege to invite you to the 1994 annual meeting of Alcoa
shareholders.   We will meet on Friday, May 6, at 9:30 a.m. in the
Allegheny Ballroom of Pittsburgh's Vista International Hotel. I hope you will be able to attend and participate in this review of your company's business and operations.

  The Vista Hotel is fully accessible to disabled persons. In addition, headsets for the hearing-impaired will be available.

  If you plan to attend the meeting, please check the appropriate box on the proxy card, then detach and retain the admission ticket that accompanies the proxy form. You will need this ticket to be admitted to the meeting.

  Whether or not you plan to attend, it is important that your shares are represented at the meeting. Please fill out and return your proxy card promptly.

                              Sincerely,


                              /s/Paul H. O'Neill
                              Paul H. O'Neill
                              Chairman of the Board and
                              Chief Executive Officer


                              March 4, 1994

Notice of 1994 Annual Meeting

March 4, 1994

The annual meeting of shareholders of Aluminum Company of America (Alcoa) is scheduled for Friday, May 6, 1994 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Vista International Hotel in Pittsburgh, Pennsylvania.

  The purposes of the meeting are:

  (1) to elect four directors for a term of three years and one director for a term of two years; and

  (2) to consider any other matters that may properly come before the meeting or any adjournment of the meeting.

  Owners of common stock of record at the opening of business on February 7, 1994 will be entitled to vote at the meeting.

  The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the meeting will constitute a quorum for conducting business. If a quorum is not present, the meeting may be adjourned to a time and place determined by those shareholders present. If the meeting is adjourned, the shareholders present at the next meeting will constitute a quorum for the purpose of electing directors. In the event that the meeting is adjourned for one or more periods totaling at least 15 days, the shareholders present at such adjourned meeting will constitute a quorum for acting upon any matter to be voted on at the meeting.

  Your attention is directed to the following proxy statement and the accompanying proxy card.

On behalf of Alcoa's Board of Directors,


Barbara S. Jeremiah
Secretary


Contents                                                    Page

  Proxy solicitation and voting information . . . . . . . .   3
  Board of Directors  . . . . . . . . . . . . . . . . . . .   3
  Security ownership. . . . . . . . . . . . . . . . . . . .   8
  Compensation of executive officers  . . . . . . . . . . .   8
  Other information   . . . . . . . . . . . . . . . . . . .  15


Proxy Statement

Proxy solicitation and voting information

The accompanying proxy is solicited by the Board of Directors of Aluminum Company of America (Alcoa or the company) for use at the annual meeting of shareholders scheduled for May 6, 1994. These proxies will be voted if properly signed, received by the secretary of the company prior to the close of voting at the meeting and not revoked.

  Holders of record of Alcoa common stock at the opening of business on February 7, 1994 will be entitled to vote at the meeting. On that date 88,641,950 shares of common stock were outstanding. Shareholders are entitled to one vote per share on each matter properly brought before the meeting.

  Under Pennsylvania law and the company's Articles, if a quorum is present, the candidate or candidates receiving the highest number of votes will be elected directors. Abstentions are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results.

  Proxies representing shares of common stock held of record also will represent full and fractional shares held under the company's Dividend Reinvestment and Stock Purchase Plan and full shares held under Alcoa's employee savings plans, if the registrations are the same. Separate mailings will be made for shares not held under the same registration.

  Employee savings plan shares for which no voting directions are received from participants will be voted by the independent trustee in the same proportion (for, against and abstain) as the shares in all plans for which directions are received.

  A shareholder who has returned a proxy may revoke it at any time before it is voted at the meeting by delivering a revised proxy, by voting by ballot at the meeting, or by delivering a written notice withdrawing the proxy to the company's secretary. This notice may be mailed to the secretary at the address at the top of the first page of this booklet or may be given to the judge of election at the meeting.

  Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. Corporate Election Services, Inc., the company's independent proxy tabulator, has been appointed judge of election for the meeting.

  Shareholders are welcome to attend the annual meeting. An admission ticket will be required for entry. If you plan to attend, please detach and retain the admission ticket that accompanies this proxy statement. Shareholders who do not have admission tickets will be admitted to the meeting upon verification of ownership.

  Shareholders' comments about any aspect of company business are welcome, and space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.


Board of Directors

The Alcoa Board of Directors consists of ten members, divided into three classes. The terms of office of the three classes of directors end in successive years.

  The four members of the class of directors whose term of office is expiring have been nominated to serve for a new three-year term that will end in 1997. In addition, Dr. Marina v.N. Whitman has been nominated to serve for a two-year term expiring at the 1996 annual meeting.
Dr. Whitman, who is Distinguished Visiting Professor of Business Administration and Public Policy at the University of Michigan, was elected an Alcoa director effective in March 1994 when the Board also increased the size of the Board from nine to ten members.

  The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Executive Committee.

  Certain information about these nominees and the other directors is shown on the following pages.

     Nominees to serve for a three-year term expiring 1997

  Kenneth W. Dam
  Max Pam Professor of American and
  Foreign Law, University of Chicago
  Law School
  (accompanying graphic omitted)

  Mr. Dam, 61, was elected a director in October 1987. He is Max Pam Professor of American and Foreign Law at the University of Chicago Law School. He served as President and Chief Executive Officer of the United Way of America in 1992, Vice President for Law and External Relations of International Business Machines Corporation from 1985 to 1992, Deputy Secretary of State from 1982 to 1985 and Provost of the University of Chicago from 1980 to 1982. He serves on the Advisory Board of BMW of North America and on a number of nonprofit boards, including the Council on Foreign Relations and the Brookings Institution.

  John P. Diesel
  Former President, Tenneco, Inc.,
  a diversified energy company
  (accompanying graphic omitted)

  Mr. Diesel, 67, has been a director since 1980. He had been a director of Tenneco since 1976 and its President since 1979. He retired from both positions at Tenneco at year-end 1988. Mr. Diesel is also a director of Brunswick Corporation.

  Judith M. Gueron
  President, Manpower Demonstration
  Research Corporation, a nonprofit
  research organization
  (accompanying graphic omitted)

  Dr. Gueron, 52, has been a director since 1988. She has been President of Manpower Demonstration Research Corporation (MDRC) since 1986. She was Executive Vice President for research and evaluation of MDRC from 1978 to 1986. Before joining MDRC, Dr. Gueron was director of special projects and studies and a consultant at the New York City Human Resources Administration.

  Paul H. O'Neill
  Chairman of the Board and Chief
  Executive Officer of Alcoa
  (accompanying graphic omitted)

  Mr. O'Neill, 58, has been a director since 1986. He was elected Chairman of the Board and Chief Executive Officer of Alcoa effective in June 1987. Before joining Alcoa, Mr. O'Neill had been an officer since 1977 and President and a director since 1985 of International Paper Company. He is also a director of General Motors Corporation, Gerald R. Ford Foundation, Manpower Demonstration Research Corporation and The RAND Corporation and is a member of the International Advisory Board of National Westminister Bank Plc.


      Nominee to serve for a two-year term expiring 1996


  Marina v.N. Whitman
  Distinguished Visiting Professor
  of Business Administration and
  Public Policy, University of Michigan
  (accompanying graphic omitted)

  Ms. Whitman, 58, is Distinguished Visiting Professor of Business Administration and Public Policy, Graduate School of Business Administration and the Institute of Public Policy Studies at the University of Michigan. She was Vice President and Chief Economist of General Motors Corporation (GMC) from 1979 to 1985, and Vice President and Group Executive, Public Affairs and Marketing Staffs of GMC from 1985 to 1992. Ms. Whitman was a member of the President's Council of Economic Advisers from 1972 to 1973. Ms. Whitman is also a director of The Procter & Gamble Company, Chemical Banking Corporation, Browning-Ferris Industries Inc. and Unocal Corporation.

           Continuing directors--term expiring 1996


  Joseph T. Gorman
  Chairman and Chief Executive
  Officer, TRW Inc., a global company
  serving the space and defense,
  automotive and information systems
  markets
  (accompanying graphic omitted)

  Mr. Gorman, 56, became a director in 1991. He has been Chairman and Chief Executive Officer of TRW since December 1988. Mr. Gorman served as Chief Operating Officer of TRW from 1985 until 1988 and as President from 1985 until April 1991. He is also a director of TRW and The Procter & Gamble Company.

  John P. Mulroney
  President and Chief Operating
  Officer, Rohm and Haas Company,
  a specialty chemicals manufacturer
  (accompanying graphic omitted)

  Mr. Mulroney, 58, has been a director since 1987. He has been President and Chief Operating Officer of Rohm and Haas Company since March 1986. In 1982 he was elected a director and Group Vice President and Corporate Business Director of that corporation. Mr. Mulroney is also a director of Teradyne, Inc.


           Continuing directors--term expiring 1995


  Sir Arvi Parbo
  Chairman of Western Mining
  Corporation Limited, an Australian
  exploration and mining company,
  and Chairman of Alcoa of
  Australia Limited
  (accompanying graphic omitted)

  Sir Arvi, 68, has been a director since 1980. He has been Chairman of Western Mining Corporation Limited since 1974. He served as Managing Director of that company from 1971 to 1986. Western Mining and its affiliates own approximately 48% of Alcoa of Australia Limited, an Alcoa subsidiary. Sir Arvi is also a director of Hoechst Australian Investments Pty. Ltd., Munich Reinsurance Company of Australia Ltd., Sara Lee Corporation, Western Mining Corporation Holdings Limited and Zurich Australian Insurance Group.

  Forrest N. Shumway
  Former Vice Chairman,
  Allied-Signal Inc., a diversified,
  technologically-based corporation
  (accompanying graphic omitted)

  Mr. Shumway, 66, has been a director since February 1988 and served previously as a director from 1982 to 1987. He retired as Vice Chairman of the Board and Chairman of the Executive Committee of Allied-Signal Inc. in 1987. Prior to 1985, he had served as Chairman and Chief Executive Officer of The Signal Companies, Inc. Mr. Shumway is also a director of American President Companies, Ltd., The Clorox Company, First Interstate Bancorp and Transamerica Corporation.

  Franklin A. Thomas
  President, The Ford Foundation, a nonprofit charitable foundation
  (accompanying graphic omitted)

  Mr. Thomas, 59, has been a director since 1977. He has been President of The Ford Foundation since 1979. Mr. Thomas was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation from its founding in 1967 until 1977. He is also a director of American Telephone & Telegraph Co., CBS Inc., Citicorp/Citibank, N.A. and Cummins Engine Company, Inc.


Meetings and committees of the Board

The Alcoa Board of Directors held seven meetings during 1993. The Board has designated several standing committees, including the five described below. Attendance by directors at meetings of the Board and of committees on which they served averaged over 95%.

  The Audit Committee, composed of Directors Dam, Gueron, Shumway and Thomas (chairman), reviews the performance of the independent public accountants and makes recommendations to the Board concerning the selection of independent public accountants to audit the company's financial statements. This Committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, reviews the environmental audits conducted by the company's environmental staff and monitors compliance with Alcoa business conduct policies. The Audit Committee meets regularly with the company's management, Director-Internal Audit and independent public accountants to discuss the adequacy of internal accounting controls and the financial reporting process and with the company's management to discuss environmental matters. The independent accountants and the Director-Internal Audit have free access to the Audit Committee, without management's presence. This Committee held six meetings in 1993.

  The Compensation Committee, composed of Directors Dam, Diesel (chairman), Mulroney and Thomas, determines the compensation of all Alcoa officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of regular employment of an officer and performs specified functions under company plans including the granting of employee stock options. This Committee reviews, but is not required to approve, the participation of officers in the company's other benefit programs for salaried employees. Four meetings were held in 1993.

  The Executive Committee, composed of Directors Diesel, O'Neill
(chairman) and Thomas, has been granted the authority of the Board in the management of the company's business and affairs. It meets principally when specific action must be taken between Board meetings. This Committee did not meet in 1993.

  The Nominating Committee, composed of Directors Diesel, Gorman, Mulroney (chairman) and Thomas, reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with regard to nominations for director. This Committee will consider proposed nominees whose names and information regarding education and experience are submitted in writing by shareholders to the secretary of the company. This Committee held four meetings in 1993.

  The Pension and Savings Plan Investment Committee, composed of Directors Gorman, Gueron, Shumway (chairman) and Thomas, reviews and makes recommendations to the Board concerning the investment management of the assets of Alcoa's retirement plans and principal savings plans.
This Committee met twice in 1993.

Certain relationships and related transactions

Alcoa and its subsidiaries have transactions in the ordinary course of business with a large number of persons and entities, including corporations of which certain non-employee directors (outside directors) are executive officers. Transactions with any of these corporations did not exceed 5% of Alcoa's or the other corporation's consolidated gross revenues for its last fiscal year. Alcoa does not consider these transactions to be material.

Directors' compensation

A director who is not an Alcoa employee receives an annual retainer fee and a meeting fee for each Board or committee meeting attended. The annual cash retainer fee is $28,000 for members of the Audit Committee and $25,000 for other non-employee directors. Each outside director receives 200 shares of Alcoa common stock as an additional annual retainer. The chairman of each Board committee also receives an additional annual fee of $2,000. The meeting fee is $1,000 for Board meetings and $600 for committee meetings.

  Directors may elect to defer receipt of some or all directors' fees. Deferred accounts are credited with investment results comparable to those of the investment options under Alcoa's principal savings plan for salaried employees, as selected by the director. Transfers of investments among options are permitted once each month. Deferred accounts are unfunded and are paid out in cash after Board service ends.

  A fee continuation arrangement also is provided to outside directors. Benefits vest at 10% per year of service beginning with 50% for five years. Payments begin after the later of age 65 or discontinuance of service as a director and continue for life. The annual amount equals the vesting percentage multiplied by the minimum annual retainer (cash and common shares) in effect when Board service ends. However, if service ends after attaining age 70 with at least five years of service, 100% of the final retainer is paid.


Security ownership

The following table shows the beneficial ownership of Alcoa common stock as of February 7, 1994 for each director, nominee for director and the four highest paid executive officers, and for all directors and executive officers as a group. The shares shown for the group represented less than 1% of the total shares outstanding. The first column shows shares which the executives had the right to acquire within 60 days through the exercise of employee options. The second column shows actual ownership, and includes shares in benefit plans or owned outright that are not presently transferable.

                            Exercisable        Shares
                             employee       beneficially
     Name                    options           owned

  Kenneth W. Dam                 --              900
  John P. Diesel                 --              900
  Joseph T. Gorman               --              608
  Judith M. Gueron               --              913
  John P. Mulroney               --              975
  Paul H. O'Neill           127,469           24,470
  Sir Arvi Parbo                 --            1,238
  Forrest N. Shumway             --            3,650
  Franklin A. Thomas             --            1,008
  Marina v.N. Whitman            --                0
  Alain J. P. Belda          34,375            6,675
  Richard L. Fischer         26,607            4,414
  Ronald R. Hoffman          29,569            9,859
  Jan H. M. Hommen           18,114            7,616

  Directors and executive
    officers as a group     386,029           90,494


  The company believes that all of its executive officers and directors complied in 1993 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, except that R. L. Fischer, an executive officer, was 11 days late in filing a report disclosing one common stock sale transaction in late December 1993.

  Mellon Bank Corporation (MBC), One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, a bank holding company, reported to the Securities and Exchange Commission (SEC) that it and its subsidiaries beneficially owned 4,736,000 shares, or approximately 5.36% of the company's common stock as of December 31, 1993. Included in the MBC holdings were 4,4487,000 shares, or approximately 5.1% of the stock, held by Mellon Bank, N.A. MBC stated in its report that it had sole power to vote 785,000 shares, sole power to dispose of 914,000 shares and shared power to dispose of 1,508,000 shares. MBC also reported that both it and the bank had shared voting power over 1,208,000 shares. The bank reported sole voting power over 602,000 shares, sole power to dispose of 686,000 shares and shared power to dispose of 1,487,000 shares. Total holdings of both include the company's principal employee savings plans; the bank acts as trustee, although employees vote most of the shares.

  Wellington Management Company, 75 State Street, Boston, Massachusetts 02109, an investment adviser and parent holding company, reported to the SEC that it beneficially owned 10,447,799 shares, or approximately 11.85% of the company's common stock as of December 31, 1993. It reported shared power to dispose of all of these shares and shared voting power over 1,327,149 shares. The Wellington holdings included shares owned by various investment advisory clients, of which only the Vanguard/Windsor fund is known to beneficially own more than 5% of the company's stock.


Compensation of executive officers

A summary of the compensation for the company's chief executive officer and for the four other executive officers who were the highest paid for the fiscal year ended December 31, 1993 for services to Alcoa and its subsidiaries is shown in the following table.

                                     Summary Compensation Table

                                                                Long Term
                                                                Compensation
                                                                ------------
                                   Annual Compensation             Awards
                                   ---------------------------     ------
                                                                Securities
Name and                                                        Underlying           All Other
Principal Position          Year    Salary($)(1)(2)  Bonus ($)  Options (#)(3)   Compensation ($)(4)
- ------------------          ----    ---------------  ---------  --------------   -------------------
Paul H. O'Neill             1993       $700,200      $343,000       62,600           $170,012
Chairman of the Board and   1992        627,000       575,000      143,948*           184,810
Chief Executive Officer     1991        558,250             0       28,469

Alain J. P. Belda (5)       1993        319,231       152,200       14,500             91,362
Vice President and
President - Latin America
and Alcoa Aluminio S.A.

Richard L. Fischer          1993        350,400       112,000       43,990*            70,024
Executive Vice President-   1992        331,454       123,552       47,671*            77,610
Chairman's Counsel          1991        301,626             0       14,998*

Ronald R. Hoffman           1993        350,400       112,000       37,023*            74,024
Executive Vice President-   1992        331,454       123,552       42,897*            83,610
Human Resources, Quality,   1991        316,115             0       10,334
and Communications

Jan H. M. Hommen            1993        300,000       162,200       27,080*            62,000
Executive Vice President    1992        260,200       110,150       19,040*            49,494
and Chief Financial Officer 1991        203,850             0        4,621

*Includes continuation options--see note 3 below

(1) The most highly compensated executive officers are those with the highest annual salary and bonus for the last completed fiscal year. In addition to base salary, the salary column in this table includes, when selected by the employee, an extra week's pay in lieu of vacation as permitted under the company's vacation plan for employees with 25 or more years of service. Also included is vacation premium for Mr. Belda, paid pursuant to Brazilian law.

(2) Mr. Belda's salary was paid by Alcoa Aluminio S.A. in local Brazilian currency.

(3) The annual stock option grants for each of the named officers in 1992 and for Messrs. Fischer, Hoffman and Hommen in 1993 were fractions of the total option amounts reported in the table for those years. All of the other options reported for 1993 and a large percentage of the other options for 1992 relate to previous years' option grants and the use of the continuation feature explained on page 10. Option amounts for 1992 and 1991 include earnout options (described on page 10) delivered for the respective performance share award measurement periods ended in those years.

(4) Company matching contributions to 401(k) and excess savings (defined contribution) plans were as follows: Mr. O'Neill, $42,012;
Mr. Belda, $20,362; Messrs. Fischer and Hoffman, $21,024; and
Mr. Hommen, $18,000. The present value costs of the company's portion of 1993 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were as follows:
Mr. O'Neill, $128,000; Mr. Belda, $71,000; Mr. Fischer, $49,000;
Mr. Hoffman, $53,000; and Mr. Hommen, $44,000.

(5) Mr. Belda became an executive officer in 1993. Pursuant to SEC rules, no information regarding his compensation for years prior to the year in which he became an executive officer is required to be set forth in this table.


Long Term Stock Incentive Plan

This plan provides long term incentives, based on Alcoa stock, to employees who may influence the long term performance of Alcoa and its subsidiaries. Key features of the plan include stock options and performance shares.

  Stock options are granted annually, currently in the month of January. The option price generally may not be less than 100% of the fair market value of Alcoa stock on the grant date. In 1989, a "reload" or continuation feature was added to the plan for the purpose of encouraging early option exercise and increased share ownership by optionees. This feature permits the optionee to exercise a previously granted option and receive option appreciation as shares, together with a continuation option for a lesser number of shares and having a new option price at current market value. The option expiration date is the same as for the prior grant. The continuation option covers the previous number of option shares less the net "appreciation" shares received after any share withholding for taxes. One-half of the net appreciation shares are restricted against sale or pledge during the employee's Alcoa career.

  Performance share awards are granted contingently and are earned only if and to the extent that Alcoa and its subsidiaries meet performance goals set by the Compensation Committee. A performance share is a unit equal in value to one share of Alcoa common stock. Performance share awards, to the extent earned at the end of a performance cycle, are distributed in the form of options for Alcoa stock with an option price of $1 per share (earnout options). Earnout options generally expire five years after retirement. Cash dividend equivalents are paid on these earnout options, which have no continuation feature. Effective in January 1993, no new performance share awards are being made under the plan.

  The following table shows annual options granted by the Compensation Committee for 1993 to the named officers. It also shows continuation (reload) options resulting from the exercise in 1993 of options granted in prior years. No earnout options were granted for the performance share award measurement period ended December 31, 1993.

  The price of Alcoa stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately. The potential gain for all Alcoa optionees (over 700 individuals) is less than 2% of the gain to all shareholders and optionees from future stock appreciation.

                 Option Grants in Last Fiscal Year (1)


                             Individual Grants
- -----------------------------------------------------------------------------
                               Number of     % of Total                        Potential Realizable Value at
                               Securities     Options                          Assumed Annual Rates of Stock
                               Underlying     Granted to   Exercise            Price Appreciation for Option
                               Options        Employees    or Base    Expira-          Term (2)
                               Granted        in Fiscal    Price      tion     ---------------------
Name                 Type      (#) (1)        Year         ($/Sh)(1)  Date(3)   0% ($)    5% ($)       10% ($)
- ----               -------     -----------    -----------  ---------  --------  ------    ------       -------
Potential future Alcoa stock price (2) . . . . . . . . . . . . . . . . . . $69.25/share   $113/share   $180/share

P. H. O'Neill       Annual        62,600         4.2%       $69.250    1/15/03   $  0     $2,726,300   $6,909,000

A. J. P. Belda      Annual        14,500         1.0         69.250    1/15/03      0        631,500    1,600,300

R. L. Fischer       Annual        18,200         1.2         69.250    1/15/03      0        792,600    2,008,700
                    Continuation     189         0.0         73.125     7/9/97      0          3,300        7,200
                    Continuation   1,323         0.1         75.125     7/9/97      0         20,900       45,000
                    Continuation     988         0.1         76.000     7/9/97      0         15,800       34,000
                    Continuation     955         0.1         75.125    7/21/98      0         19,500       42,900
                    Continuation     386         0.0         75.375    7/21/98      0          7,900       17,400
                    Continuation   3,740         0.3         76.000    7/21/98      0         77,100      170,000
                    Continuation   1,829         0.1         76.000     5/4/99      0         45,000      101,500
                    Continuation   2,967         0.2         77.125     5/4/99      0         74,100      167,000
                    Continuation   1,477         0.1         73.125    1/23/01      0         50,900      121,700
                    Continuation     265         0.0         77.125    1/23/01      0          8,900       21,000
                    Continuation   4,762         0.3         75.625    1/20/02      0        196,300      482,300
                    Continuation   6,909         0.5         76.938    1/20/02      0        289,700      711,900

R. R. Hoffman       Annual        18,200         1.2         69.250    1/15/03      0        792,600     2,008,700
                    Continuation   3,250         0.2         76.000     7/9/97      0         52,000       111,800
                    Continuation   1,880         0.1         72.688    7/21/98      0         37,800        83,400
                    Continuation   2,208         0.1         77.125    7/21/98      0         46,200       101,800
                    Continuation   2,801         0.2         77.125    1/22/00      0         79,400       182,200
                    Continuation   5,241         0.4         75.125    1/20/02      0        199,900       484,500
                    Continuation   1,199         0.1         75.375    1/20/02      0         45,900       111,200
                    Continuation   2,244         0.2         76.000    1/20/02      0         86,600       209,800

J. H. M. Hommen     Annual        14,500         1.0         69.250    1/15/03      0        631,500     1,600,300
                    Continuation   2,201         0.1         77.125     5/4/99      0         55,000       123,900
                    Continuation   1,201         0.1         76.000    1/22/00      0         33,600        77,000
                    Continuation   1,618         0.1         77.125    1/22/00      0         45,900       105,200
                    Continuation   2,046         0.1         73.125    1/23/01      0         70,500       168,600
                    Continuation   3,477         0.2         75.000    1/20/02      0        142,100       349,300
                    Continuation   2,037         0.1         76.938    1/20/02      0         85,400       209,900

(1) This table includes both annual option grants and continuation grants made in 1993. The continuation grants pertain to previous stock option grants for the years 1987-1992. Earnout options delivered in January 1993 for the performance period ended in 1992 are included in 1992 compensation information in this year's and last year's proxy statements (see note 3 to the table on page 9). No earnout options were delivered for the performance period ended in 1993.

(2) The dollar amounts in the last two columns are the result of calcula-tions at the 5% and 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Alcoa's stock. The potential future Alcoa stock prices per share are keyed to the 1993 annual grant. The company did not use an alternative formula for valuation at grant because it is not aware of any formula which will determine with reasonable accuracy a present value based on unknown future factors.
The potential realizable values shown in the table represent future opportunity and have not been reduced to present value in 1993 dollars.
In the opinion of the Compensation Committee, inclusion of full potential values for continuation options, as required by the SEC, greatly overstates the value this feature adds to Alcoa's stock option program.

(3) Annual options become exercisable one year after grant, earnout options are immediately exercisable, and continuation options become exercisable after six months. For all options, optionees may use shares they own to pay the exercise price and may have shares withheld for taxes.


                   Aggregated Option Exercises in Last Fiscal Year
                             and FY-End Option Values

                                         Number of Securi-
                                         ties Underlying
                                         Unexercised         Value of Unexercised
                                         Options at Fis-     In-the-Money Options
                 Shares                  cal Year-end (#)    at Fiscal Year-End ($)
                 Acquired on   Value     ------------------  ----------------------
                 Exercise      Realized  Exer-     Unexer-   Exer-          Unexer-
Name                (#)          ($)     cisable   cisabl    cisable        cisable
- ----             ------------  --------  -------   -------   -------        --------
P. H. O'Neill          0             $0  176,075   62,600    $2,354,630     $7,825
A. J. P. Belda         0              0   31,352   14,500       668,256      1,813
R. L. Fischer     33,968        662,090   25,688   30,653        57,230      2,275
R. R. Hoffman     24,233        427,777   18,672   37,023             0      2,275
J. H. M. Hommen   13,196         81,135   17,743   19,520       317,875      1,813


Retirement plans

The company's retirement plans cover a majority of its salaried employees on a non-contributory basis. The plans, which include both tax-qualified plans and nontax-qualified excess plans, provide the following annual benefits at executive remunerations levels.

                            Pension Plan Table

                                    Years of Service
               ----------------------------------------------------------

Remuneration       15       20         25        30         35         40
- ------------       --       --         --        --         --         --
$  100,000     $ 21,350  $ 28,470  $ 35,590   $ 42,710   $ 50,170   $ 58,320
   300,000       59,670    79,560    99,450    119,340    134,650    150,650
   500,000      100,000   133,330   166,670    200,000    225,590    251,870
   700,000      134,350   179,130   223,910    268,700    303,040    338,080
   900,000      173,620   231,490   289,360    347,240    391,590    436,640
 1,100,000      207,280   276,370   345,460    414,560    467,490    521,120
 1,300,000      245,530   327,370   409,210    491,060    553,740    617,120
 1,500,000      283,780   378,370   472,960    567,560    639,990    713,120


  The amount of pension is based upon the employee's average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and 50% of annual cash bonus. Data shown in the table reflect salary at target plus bonus at target. Payments are made as a straight life annuity, reduced by 5% where a surviving spouse pension is taken. The table shows benefits at age 65, before applicable reductions including the offset which recognizes a portion of the company's cost for social security benefits. At March 1, 1994, pension service was as follows: Mr. Belda, 25 years;
Mr. Fischer, 28 years; Mr. Hoffman, 39 years; Mr. Hommen, 23 years;
and Mr. O'Neill, 15 years, reflecting an employment contract which provides somewhat more than double credits for his years with the company, with the resulting pension offset by pension payments from his previous employer.


Shareholder return

The following graph illustrates the performance of Alcoa common stock over a five-year period compared to the performance of the S&P 500 Index and a peer group index, all with dividends reinvested in additional shares on the dates paid. The peer group index (market capitalization weighted) consists of Alcan Aluminium Limited and Reynolds Metals Company. The peer group index is being used rather than the S&P Aluminum Industry Index, which includes Alcoa as well as Alcan and Reynolds, because Alcoa's heavy market capitalization weighting would distort a comparison to the full index.


           Comparison of five-year cumulative total return*


Measurement Period        Alcoa         S&P 500 Index      Peer Group Index
(Fiscal Year Covered)
Measurement Pt 12/31/88   $100           $100                     $100

FYE 12/31/89              $140            132                      108
FYE 12/31/90              $113            128                      105
FYE 12/31/91              $129            166                      109
FYE 12/31/92              $147            179                      103
FYE 12/31/93              $146            197                      108

* Assumes the investment of $100 on December 31, 1988 and the reinvestment of all dividends.


Compensation Committee report on executive compensation

The company's Compensation Committee is composed solely of independent, non-employee directors.

  The company's compensation policy, as developed by the Committee, is to provide compensation and benefit programs from a total compensation perspective which enables Alcoa to hire, retain and motivate high-performing employees worldwide. Total compensation includes salary, annual cash incentives, long term incentives and employee benefits. Guiding principles include pay for individual and group performance, competitive total compensation compared to leading industrial companies and, particularly for executives, total compensation which is highly leveraged based on business performance -- both financial and non-financial.

  The company engages executive compensation consulting firms to provide comparative market compensation data and assist in analysis and interpretation of comparative practices. The comparison groups surveyed for both total cash compensation and long term incentives include a cross section of over 20 leading manufacturing companies -- a select sample of well-managed companies with whom Alcoa competes for talent. The comparator companies are among the largest and most highly regarded corporations in a broad range of industries and serve as a proxy for the market at large. Similar approaches are used to compare position size within these companies, which facilitates compensation comparisons.

  Since 1987 the Committee has shifted executive compensation away from higher fixed salaries and toward more at-risk short term and long term performance-based incentives. Stock-based incentives are an important element, helping to assure that executives are focused on increasing shareholder value.

  Cash compensation -- Targets for annual cash compensation (salary and cash incentives) are set slightly above the median for the comparison group of high-performing industrial companies. Payouts at target provide competitive levels of total cash compensation when predetermined performance measures of excellence are achieved. For senior management, the Committee has moved to more leverage based on performance, with the base salary structure below the median and annual cash incentive targets above the median for the comparison group.

  Annual cash incentive payouts for executive officers are based one-half on an approved corporate financial performance standard which is consolidated return on equity (ROE) and one-half on the achievement of business plan goals for the year. These may be financial goals and/or non-financial measurements. Examples of such goals include electrical efficiency per pound of aluminum produced, reduced cycle time, inventory reduction, product quality improvements and safety performance. The Committee believes that if the company focuses on achieving excellence in those areas within its control as measured by the proper non-financial indicators, long term growth in shareholder value will result. Target awards, established as a percentage of base salary, vary by position level. Adjustments to target awards and special award flexibility may be made by the Committee in its discretion to reflect individual performance. To provide further congruency throughout the company, cash incentive programs were revised in 1992 so that similar performance measures apply both to executives and, under the performance pay plan, to most other U.S. employees. The measures for employees in business units (BUs) for the portion of their awards based on business plan goals are the goals of their individual BU. For most executive officers, the average performance against these goals for all BUs is the measure that determines the payout for this half of their annual cash incentive target. The maximum payout before adjustment for individual performance is 200% of target on the BU portion, while the corporate portion is uncapped. Any portion of an award exceeding 160% of the individual's target award is payable in fully vested shares of Alcoa common stock with transfer restricted during the employee's career with the company.

  Long term incentives -- Long term incentives are stock-based, consistent with the Committee's goal of encouraging stock ownership and closely aligning management's interests with those of shareholders.

  Annual long term awards, which are granted in the form of stock options, are designed to provide a competitive award opportunity versus the comparison group of leading industrial companies; stock performance then determines the amount earned. The Committee has established guidelines on the target number of shares to be covered by annual option grants for executive officer and other management positions. The guidelines reflect the Committee's assessment of levels of responsibility of the company's manager and officer positions as well as the relationship to the size of prior grants and comparative award data. Individual annual grants are ordinarily made at the guideline amount. From 1988 through 1992, one-half of the award for senior managers was granted as performance shares instead of stock options.

  New performance share awards were discontinued beginning in January 1993, and target stock option awards for most executive officer positions were increased. This change was instituted because the Committee believes that stock options are a preferable means for the company to deliver long term incentive opportunity to key employees. Performance share award goals, based on attainment of internal financial measures, do not directly track increased market value of Alcoa stock. Stock options, on the other hand, more closely align the interests of management and shareholders.

  The continuation (reload) feature of the stock option program was added in 1989 to provide further incentive for increased stock ownership, not only for senior management but for about 700 other optionees. This feature encourages early exercise of options and retention of the Alcoa shares. To obtain continuation options, employees must already own shares which are used to pay the exercise price. Further, one-half of the "appreciation" shares received upon exercise, after any share withholding for taxes, are restricted against sale or pledge during the employee's Alcoa career. These shares may be used for further option exercises.

  Report on 1993 compensation of executive officers including the named officers--Salary and annual incentive dollar targets were increased from 1992, reflecting comparable increases in the comparison survey data.
Cash payouts under the annual incentive plan based on 1993 performance were about 49% of target awards for most executive officers. Average BU performance against the respective goals, which represents one-half of the award opportunity for executive officers, was approximately at target. Worldwide ROE performance did not achieve the threshold so there was no payout for any employee on the 50% portion which is based on overall corporate performance. Bonus amounts for Messrs. Belda and Hommen for 1993 were based on the results against goals of their respective units rather than the composite of all BUs.

  Stock option awards are granted annually. Performance share awards were granted annually prior to 1993, and comprised one-half of the long term incentive opportunity for executive officers. With the discontinuance of new performance share awards in 1993, the January 1993 stock options grants were made at the full levels for the respective job grades, which, for most executive officers, resulted in option grants which were double those made in 1992.

  A large number of optionees exercised stock options in 1993. Most of the exercises by executive officers involved the grant of continuation options. Consistent with the intent of this feature, the exercises resulted in a large percentage increase in Alcoa share ownership by executive officers.

  There were no performance share payouts in January 1994 from prior years' awards since ROE performance averaged 8.6% over the 1988 through 1993 measurement period, which is below the minimum threshold of 10% required for payout.

  Report on 1993 CEO compensation--The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive officers. This includes cash compensation (base salary and annual cash incentive payouts) and long term incentives (stock option awards). The Compensation Committee meets annually without the CEO and evaluates his performance in relation to financial and non-financial goals previously established. A consensus is reached and commensurate compensation adjustments are made. This process is reported in full to the entire Board for their consideration and concurrence. This meeting is an executive session of non-employee directors only.

  More specifically, Mr. O'Neill's base salary was increased in January 1993 to keep pace with growth of CEO salaries in the comparison companies. In making this increase, the Committee also considered the levels of Mr. O'Neill's cash compensation for prior years and his leadership contributions to the company during difficult economic times. By design, Mr. O'Neill's salary remains below the median for the comparison group.

  In January 1994, Mr. O'Neill was awarded a bonus of $343,000, which was 49% of his target incentive award for 1993, based on BU performance compared to BU plan goals. Mr. O'Neill's 1993 total cash compensation was below the median for the comparison companies.

  Mr. O'Neill's 1993 annual stock option award grant was made at the established guideline number of shares for his position.

  In addition to ongoing compensation matters, the Committee also considered and made certain decisions in 1993 regarding recently enacted
Section 162(m) of the Internal Revenue Code which limits the allowable corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million per executive per year, unless certain requirements are met.

  Deferred compensation is excluded from the $1 million deduction limit, as is compensation paid under certain performance-based plans. Alcoa has several deferred compensation programs in place. These include tax-qualified savings plans in which most U.S. hourly and salaried employees are eligible to participate as well as unfunded excess benefit plans.
The company's Long Term Stock Incentive Plan, under which stock options are granted, qualifies currently under IRS transition rules as a performance-based plan. Alcoa intends to continue to qualify that plan in the future, including seeking shareholder approval from time to time for material changes to the plan. Since countable compensation for any of the named officers is not expected to exceed $1 million by any material amounts in the foreseeable future, the company has no plans to seek to qualify any other compensation for exclusion from the deduction limit.
The Committee intends to monitor this situation, however, and will revisit this position from time to time in light of circumstances then affecting the company.


Compensation Committee
    John P. Diesel, Chairman
    Kenneth W. Dam
    John P. Mulroney
    Franklin A. Thomas


Other information

Relationship with independent public accountants

Coopers & Lybrand has been the independent public accounting firm auditing the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, the Coopers & Lybrand personnel who work on the audit are changed periodically.

  In connection with the audit function, Coopers & Lybrand in 1993 also reviewed the company's periodic filings with the Securities and Exchange Commission, prepared or reviewed special financial or audit reports to lenders and others, including governmental agencies, and examined the effects of various technical accounting issues. Coopers & Lybrand also conducted audits and reviews in connection with several acquisitions made by the company.

  In addition, Coopers & Lybrand provides other professional services to the company and its subsidiaries. A substantial portion of these other services involves assistance in tax planning and preparation of tax returns for expatriate employees, executives and various foreign locations, and consultation on accounting and information systems and government contracting.

  The Audit Committee of Alcoa's Board reviews summaries of the actual services, both audit and non-audit, rendered by Coopers & Lybrand and the related fees.

  Upon recommendation of the Audit Committee, the Board has reappointed Coopers & Lybrand to audit the 1994 financial statements. As in past years, representatives of Coopers & Lybrand will be present at the annual meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

1995 meeting--shareholder proposals

Alcoa's 1995 annual meeting of shareholders will be on May 12, 1995. To enable the Board to adequately analyze and respond to shareholder proposals, any shareholder proposal to be presented at that meeting must be received by the secretary of the company by November 4, 1994 in order to be timely received for inclusion in Alcoa's proxy statement for that meeting.

Other matters

The Board of Directors does not know of any other matters that are to be presented for action at the May 6, 1994 meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to thematter in accordance with the best judgment of the persons voting the proxy.


Barbara S. Jeremiah
Secretary




Alcoa
425 Sixth Avenue, Alcoa Building
Pittsburgh, Pennsylvania  15219-1850
Printed in U.S.A. 9402
Form A07-15544

                    Graphics Appendix List


Page Where
Graphic Appears     Description of Graphic or Cross-Reference

page 4              Photograph of Kenneth W. Dam, Nominee for Director
page 4              Photograph of John P. Diesel, Nominee for Director
page 4              Photograph of Judith M. Gueron, Nominee for Director
page 4              Photograph of Paul H. O'Neill, Nominee for Director
page 5              Photograph of Marina v.N. Whitman, Nominee for Director
page 5              Photograph of Joseph T. Gorman, Continuing Director
page 5              Photograph of John P. Mulroney, Continuing Director
page 6              Photograph of Sir Arvi Parbo, Continuing Director
page 6              Photograph of Forrest N. Shumway, Continuing Director
page 6              Photograph of Franklin A. Thomas, Continuing Director
page 12             Comparison of five-year cumulative total return


TO FELLOW ALCOA SHAREHOLDERS:

Here is your 1994 Alcoa proxy card. Please read both sides of the card, and mark, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the annual meeting of shareholders on Friday, May 6, at 9:30 a.m. in the Allegheny Ballroom of the Vista International Hotel in Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please check the appropriate box on
the proxy card.   Then detach and retain the admission ticket which is
required for admission to the meeting.

Thank you in advance for voting.



Barbara S. Jeremiah
Secretary


ALUMINUM COMPANY OF AMERICA
425 SIXTH AVENUE, ALCOA BUILDING
PITTSBURGH, PA  15219-1850

The undersigned shareholder hereby authorizes Mary Lou Ambrose, Earnest J. Edwards and John M. Wilson, or any one or more of them, with power of substitution to each, to represent the undersigned at the annual meeting of shareholders of Aluminum Company of America scheduled for Friday, May 6, 1994, and any adjournment of the meeting, and to vote the shares of stock which the undersigned would be entitled to vote if attending the meeting, upon the matter referred to on the reverse side of this card and in accordance with the best judgment of such persons upon other matters as may properly come before the meeting or any adjournment of the meeting.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in Alcoa's employee savings plan.

THIS PROXY IS SOLICITED ON BEHALF OF THE ALCOA BOARD OF DIRECTORS.

Please mark, sign, date and return this proxy, using the enclosed envelope.

                           (continued on the other side)

Your continuing interest in Alcoa is appreciated and there is space on the proxy card to the right for your comments. Shareholder comments about any aspect of company business are welcome. Although such notes are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.

Comments:----------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(continued from other side)

This proxy will be voted as you specify below. Where there is no instruction, this proxy will be voted for the nominees listed.

  Election of Directors
  Nominees to serve a three-year term:
  Kenneth W. Dam           John P. Diesel
  Judith M. Gueron         Paul H. O'Neill

  Nominee to serve a two-year term:
  Marina v.N. Whitman

/ / VOTE FOR all nominees listed above, except vote withheld from the following nominee(s), if any:

- ------------------------
- ------------------------

/  / VOTE WITHHELD from all nominees


/  / I will attend the May 6, 1994 annual meeting in Pittsburgh.

The signature(s) to this proxy should correspond to the name(s) shown on this proxy. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.


- -----------------------------------
Signature(s) of shareholder

- ------------------------------------

Dated -----------------, 1994.